UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
__________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 15, 2008
__________________________

FIREPOND, INC.
(Exact Name of Registrant as Specified in its Charter)
__________________________

Delaware	000-28515	20-3446646
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11 Civic Center Plaza, Suite 310, Mankato, Minnesota  56001
 (Address of Principal Executive Offices) (Zip Code)

(507) 388-0400
(Registrant’s telephone number,
including area code)

__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2.   Financial Information.

Item 2.02 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a) In its Form 10-Q filed on November 12, 2008, the Registrant reported, based on then current operational performance, that the Company will not be able to comply with financial covenants of its senior secured indebtedness as of December 31, 2008.  In the interim, the Registrant confirmed to the holders of its senior secured notes that it would not meet the minimum “Consolidated EBITDA” as set forth in both its Senior Secured Convertible Notes due December 2009 (the “CAP Notes”) and its Senior Secured Subordinated Notes due July 2009 (the “Bridge Notes”).

On December 15, 2008, the Registrant received a letter from FP Tech Holdings, LLC (“FP Tech”), an affiliate of Acclaim Financial Group (“AFG”), and the holder of approximately 72% of the Registrant’s common stock and approximately 60% of the CAP Notes, declaring an Event of Default has occurred under the CAP Notes due to, among other things, the Company’s admission that it cannot meet the minimum “Consolidated EBITDA.”   As a consequence, FP Tech declared all amounts due and owing under the CAP Notes immediately due and payable.  FP Tech also stated that it may exercise any and all of its rights and remedies including, without limitation, proceeding to foreclose on its collateral pursuant to Article 9 of the Uniform Commercial Code.

As of the date of this report, the outstanding principal amount of the CAP Notes is $5,264,000.  The outstanding principal amount of the Bridge Notes is $3,921,643.

In a separate letter to the Registrant, also dated December 15, 2008, FP Tech stated as follows:

“This letter is the follow up to our recent announcement that an affiliate of Acclaim Financial Group, LLC (“AFG”) now holds approximately 60% of the senior secured debt of Firepond.  AFG realizes that none of you were at the controls when this indebtedness was incurred and that you could certainly not foresee the drastic turn in the financial markets. All of this is unfortunate, but AFG believes the best plan is to eliminate all of the indebtedness of Firepond, reinvest in the new company and, in the process, save 40 very high paying jobs in Minnesota and continue to offer Firepond’s customers its market-leading configuration, pricing and quoting Software-as-a-Service solution -- CPQ OnDemand.

Process: Counsel for AFG has provided formal notice of foreclosure to Firepond, Bank of New York and Firepond’s other secured creditors.  Over the next 30 days, AFG will complete a formal foreclosure and as a result the existing junior creditors and equity of Firepond will be eliminated. Your employees and customers will be unaffected by this legal process.  In fact, they will both be in a significantly better position after this process is completed.

New Investment: AFG will provide the new company with a new $10 million line of credit and a new equity investment of $5 million.  AFG will invite the other current senior creditors to participate in this new financing, but will complete the financing regardless of their participation.  If the new company requires additional capital in the future, AFG stands ready to finance these requirements.

Future Plans: These are obviously very difficult times in the financial markets, but AFG fundamentally believes that Firepond has a bright future as a private company.  Firepond has been providing the best CPQ solution for over 25 years, and AFG looks forward to being a part of a stronger company in the future. We intend retain a full time CEO that we are in the process of recruiting, the current President, Brad Sheafe, will move to a Board of Director position, hire additional staff and continue to seek to expand Firepond’s product offerings through research and development and possible acquisitions.”

Item 9.01 Financial Statements and Exhibits

(d) Exhibit index.

Exhibit No.	Description
99.1	Letter, dated December 15, 2008, from counsel for FP Tech providing Registrant with Notice of Default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIREPOND, INC.

Date: December 19, 2008	By:	/s/ Stephen Peary
Stephen Peary
Vice President, General Counsel